Exhibit (a)(1)

LCC INTERNATIONAL, INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS HELD BY ELIGIBLE EMPLOYEES

UNDER THE AMENDED AND RESTATED LCC INTERNATIONAL, INC.
1996 EMPLOYEE STOCK OPTION PLAN TO PURCHASE
CLASS A COMMON STOCK HAVING AN EXERCISE PRICE OF $10.50 OR MORE
FOR NEW OPTIONS UNDER THE AMENDED AND RESTATED LCC INTERNATIONAL, INC.
1996 EMPLOYEE STOCK OPTION PLAN

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 20, 2001,
UNLESS THE OFFER IS EXTENDED.

      LCC International, Inc. is offering to exchange outstanding options to purchase shares of our Class A common stock held by eligible employees under the Amended and Restated LCC International, Inc. 1996 Employee Stock Option Plan (the “1996 plan”) that have an exercise price of $10.50 per share or more for new options we will grant under the 1996 plan. All of our employees holding such options, other than our Chairperson and Chief Executive Officer, C. Thomas Faulders, III, are eligible to participate in the offer. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the “offer”). We will grant an option for one option share for each option for two option shares that we accept for exchange. Therefore, the number of shares of Class A common stock subject to new options to be granted to each option holder will be equal to one half of the number of shares subject to the options tendered by such option holder and accepted for exchange. We will grant the new options on or about the first business day which is at least six months and one day following the date we cancel the tendered options accepted for exchange. You may tender options for all or a portion of the shares of Class A common stock subject to your options in accordance with the terms of this offer.

      This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions which we describe in section 6 of this offer to exchange.

      If you tender options for exchange as described in the offer, we will grant you new options under the 1996 plan and a new grant letter. The exercise price of the new options will be equal to the closing price of our Class A common stock on the Nasdaq National Market on the business day immediately preceding the date of grant. The new options will vest on the same schedule as the options tendered for exchange.

      Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options for exchange. You must make your own decision whether to tender your options.

      Shares of our Class A common stock are quoted on the Nasdaq National Market under the symbol “LCCI.” On October 12, 2001, the closing price of the Class A common stock on the Nasdaq National Market was $5.19 per share. We recommend that you obtain current market quotations for our Class A common stock before deciding whether to tender your options.

      You should direct questions about this offer or requests for assistance or for paper copies of the offer to exchange or the letter of transmittal to Brady Kavulic, Stock Plan Administrator, LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia 22102 (telephone: (703) 873-2691) (e-mail: stock  administration@lcc.com).

IMPORTANT

      If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us at LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia 22102, Attn: Brady Kavulic, Stock Plan Administrator.

      We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

ii

TABLE OF CONTENTS

		Page

SUMMARY TERM SHEET.................................................................................................................................		2

THE OFFER..........................................................................................................................................................		7

1.	Eligibility; Number of Options; Expiration Date...........................................................................................	7

2.	Purpose of the Offer.......................................................................................................................................	8

3.	Procedures for Tendering Options.................................................................................................................	10

4.	Withdrawal Rights.........................................................................................................................................	10

5.	Acceptance of Options for Exchange and Issuance of New Options............................................................	11

6.	Conditions of the Offer..................................................................................................................................	12

7.	Price Range of our Class A Common Stock..................................................................................................	14

8.	Source and Amount of Consideration; Terms of New Options.....................................................................	15

9.	Information Concerning LCC........................................................................................................................	18

10.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options........................................................................................................................................................	21

11.	Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer............................................................................................................................................................	21

12.	Legal Matters; Regulatory Approvals...........................................................................................................	22

13.	Material Federal Income Tax Consequences................................................................................................	22

14.	Extension of Offer; Termination; Amendment.............................................................................................	22

15.	Fees and Expenses.........................................................................................................................................	24

16.	Additional Information..................................................................................................................................	24

17.	Miscellaneous................................................................................................................................................	25

SCHEDULE A — Information Concerning the Directors and Executive Officers of LCC International, Inc.

SUMMARY TERM SHEET

      The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

What securities are we offering to exchange?

      We are offering to exchange all stock options having an exercise price of $10.50 per share or more which are outstanding under our 1996 plan and held by eligible employees, or any lesser number of options that option holders properly tender in the offer, for new options under the 1996 plan. (Page 7)

Who is eligible to participate in the offer?

      All of our employees who hold options under the 1996 plan having an exercise price of $10.50 per share or more, other than our Chairperson and Chief Executive Officer, C. Thomas Faulders, III, are eligible to participate in the offer.

Why are we making the offer?

      Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Class A common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our Class A common stock on the business day before the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

What are the conditions to the offer?

      The offer is not conditioned upon a minimum number of options being tendered. The offer is subject to a number of conditions, including the conditions described in section 6. (Page 12)

Are there any eligibility requirements I must satisfy after I tender options in order to receive the new options?

      To receive a grant of new options pursuant to the offer and under the terms of the 1996 plan, you must be an employee of LCC or one of our subsidiaries from the date you tender options through and including the date we grant the new options. As discussed below, we will not grant the new options until on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. If you are not an employee of LCC or one of our subsidiaries from the date you tender options through and including the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. You will meet the continued employment requirement if you are on an approved leave of absence at any time during this period.

How many new options will I receive in exchange for my tendered options?

      We will grant an option for one option share for each option for two option shares that we accept for exchange. Therefore, we will grant you new options to purchase the number of shares of our Class A common stock which is equal to one half of the number of shares of Class A common stock subject to the options you tender. If your tendered options entitle you to purchase an odd number of shares, we will round up to the nearest whole number the number of shares subject to your new options. All new options will be granted under our 1996 plan and will be subject to the terms and conditions of the 1996 plan and a new grant letter.

When will I receive my new options?

      We will grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If we cancel tendered options on November 20, 2001, which is the scheduled expiration date of the offer, the grant date of the new options will be on or about May 21, 2002. (Page 11)

Why won’t I receive my new options immediately after the expiration date of the offer?

      If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Page 21)

If I tender options in the offer, will I be eligible to receive other option grants before I receive my new options?

      No. Because of accounting rules that could apply to these interim grants as a result of the offer, we do not expect to grant new options, such as annual, bonus or retention options, to tendering option holders until at least six months and one day after the date we cancel the options accepted for exchange. (Page 11) As you may be aware, our annual option bonus program is subject to review by our board of directors, and the size and terms of annual option grants may vary from year to year.

What happens if LCC is acquired by another company during the period after my options are canceled but before I am granted new options?

      Although we currently have no plans to enter into any such transaction, it is possible that before we grant the new options we might enter into an agreement for a merger, consolidation or reorganization of LCC with one or more entities in which LCC is not the surviving entity or for another type of transaction that results in a “change of control” of LCC. A “change of control” means another transaction, including a merger of another company into LCC, that results in any person or entity owning 51% or more of the combined voting power of all classes of our capital stock, unless this change in voting control is a result of either the conversion of our Class B common stock to Class A common stock or any distribution by RF Investors, L.L.C. to any of its owners, investors or their respective affiliates, or unless the person or entity owning 51% or more of the combined voting power of our capital stock is an affiliate or a holder of 5% or more of our stock at the time the transaction is approved.

      We reserve the right, in the event of any transaction described in the preceding paragraph, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive new options in this offer. If we were to terminate your right to receive new options in this offer in connection with such a transaction, employees who tendered options pursuant to this offer would not receive new options to purchase our common stock or securities of the acquiror or any other consideration for their tendered options.

      If we enter into such a transaction, we would seek an agreement for the acquiror to grant LCC employees entitled to new options in this offer options to acquire securities of the acquiror or to pay those LCC employees other consideration comparable to the estimated value of the new options. We cannot assure you that we would be successful in negotiating such an agreement.

What will the exercise price of the new options be?

      The exercise price of the new options will be equal to the closing price of our Class A common stock on the Nasdaq National Market on the business day immediately preceding the date on which we grant the new options. Accordingly, we cannot predict the exercise price of the new options. The exercise price of any option you tender is at least $10.50 per share. This price is higher than the current market price of our Class A common stock, the closing price of which on the Nasdaq National Market was $5.19 per share on October 12, 2001. However, because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our Class A common stock before deciding whether to tender your options. (Page 14)

When will the new options vest?

      The new options will continue to vest on the same schedule as the options tendered and accepted for exchange. For example, if you tender an option to purchase 1,500 shares of Class A common stock that was granted on January 1, 2001 and vests in three equal installments on the first, second and third anniversaries of the grant date, you will receive the following new options on or about May 21, 2002:

•	a fully vested option to purchase 250 shares;

•	an option to purchase 250 shares which will vest on January 1, 2003; and

•	an option to purchase 250 shares which will vest on January 1, 2004.

Do I have to tender options for all or any of the shares subject to those options?

      No. You may tender options for all of your option shares, for a portion of your option shares, or for none of your option shares. If you wish to tender options for less than all of your option shares, which we refer to as a “partial tender,” you must tender all of the options you received on a particular grant date. For example, if you received options on three different grant dates, and you wish to tender options received on the first grant date, you must tender all of the options you received on the first grant date.

Are there any other requirements that affect which options I may tender in the offer?

      Yes. If you have received any options since May 15, 2001, you must tender in the offer all those options to the extent that their exercise prices are lower than the lowest exercise price of any other options you have tendered. We are requiring a tender of all such options received during the six months before the offer expiration date because we may incur compensation expense if such options are not tendered.

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I exchange my options in the offer?

      If you exchange your current options for new options, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. The grant of options is not recognized as taxable income. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer. (Page 22)

If I am subject to tax in a jurisdiction other than the United States, will I have to pay taxes if I exchange my options in the offer?

      You may be taxed on either the exchange of your options for new options or the grant of new options. The foreign tax consequences of the offer may vary depending upon, among other things, the jurisdiction in which you are subject to tax and your particular circumstances. You are responsible for reporting and paying any taxes on your options based upon your country of residence, work location or assignment location. You are urged to consult your own tax advisor to determine any foreign tax consequences to you of participating in the offer. (Page 22)

When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

      The offer expires on November 20, 2001, at 5:00 p.m., New York City time, unless it is extended by us.

      We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration of the offer period (Page 23), and your new options will be granted on or about the first business day that is at least six months and one day following the rescheduled expiration of the offer.

How do I tender my options?

      If you decide to tender your options, you must deliver, before 5:00 p.m., New York City time, on November 20, 2001, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia 22102, Attn: Brady Kavulic, Stock Plan Administrator. (Page 10)

      If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer.

      We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer.

Do I need to do anything if I do not wish to tender my options?

      No. If you do not deliver a properly completed and duly executed letter of transmittal before the expiration of the offer, you will not be a participant in the offer.

During what period of time may I withdraw previously tendered options?

      You may withdraw your tendered options at any time before 5:00 p.m., New York City time, on November 20, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 10)

What do we and our board of directors think of the offer?

      Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options.

Will any members of our board of directors tender their options in the offer?

      No. Our non-employee directors who hold options issued under the 1996 plan are not eligible to participate in the offer. Our only employee director is our Chairperson and Chief Executive Officer, C. Thomas Faulders, III, who is also not eligible to participate in the offer.

Will LCC’s executive officers tender their options in the offer?

      We have been informed by our executive officers eligible to participate in the offer that they have not determined as of the date of the offer whether they will tender any of their options. Of the options held by these executive officers, options to purchase a total of 173,000 shares of Class A common stock are eligible to be tendered in the offer. (Page 21)

Who can I talk to if I have questions about the offer?

      For additional information or assistance, you should contact:

Brady Kavulic
Stock Plan Administrator
LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102
(telephone: (703) 873-2691)
(facsimile: (703) 873-2692)
(e-mail: stock  administration@lcc.com)

THE OFFER

1.  Eligibility; Number of Options; Expiration Date.

      Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase Class A common stock under the 1996 plan all eligible outstanding options under the 1996 plan that are properly tendered and not validly withdrawn in accordance with section 4 before the “expiration date,” as defined below. Eligible outstanding options are all options that have an exercise price of $10.50 per share or more and which are held by employees eligible to participate in the offer. We will accept partial tenders of options for a portion of the shares subject to your options, so long as you tender all of the options you received on any particular grant date. See section 5 for more information on partial tenders.

      All of our employees who hold options issued under the 1996 plan, other than our Chairperson and Chief Executive Officer, C. Thomas Faulders, III, are eligible to participate in the offer.

      We will grant an option for one option share for each option for two option shares that we accept for exchange. Therefore, if your options are properly tendered and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our Class A common stock which is equal to one half of the number of shares subject to the options or portion thereof that you tendered, subject to adjustments for any stock splits, stock dividends and similar events. If your tendered options entitle you to purchase an odd number of shares, we will round up to the nearest whole number the number of shares subject to your new options. All new options will be subject to the terms of the 1996 plan and to a new grant letter. If you do not continue as an employee of LCC or one of our subsidiaries from the date you tender options through and including the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange.

      Although we currently have no plans to enter into any such transaction, it is possible that before we grant the new options we might enter into an agreement for a merger, consolidation or reorganization of LCC with one or more entities in which LCC is not the surviving entity or for another type of transaction that results in a “change of control” of LCC. A “change of control” means another transaction, including a merger of another company into LCC, that results in any person or entity owning 51% or more of the combined voting power of all classes of our capital stock, unless this change in voting control is a result of either the conversion of our Class B common stock to Class A common stock or any distribution by RF Investors, L.L.C. to any of its owners, investors or their respective affiliates, or unless the person or entity owning 51% or more of the combined voting power of our capital stock is an affiliate or a holder of 5% or more of our stock at the time the transaction is approved.

      We reserve the right, in the event of any transaction described in the preceding paragraph, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive new options in this offer. If we were to terminate your right to receive new options in this offer in connection with such a transaction, employees who tendered options pursuant to this offer would not receive new options to purchase our common stock or securities of the acquiror or any other consideration for their tendered options.

      If we enter into such a transaction, we would seek an agreement for the acquiror to grant LCC employees entitled to new options in this offer options to acquire securities of the acquiror or to pay those LCC employees other consideration comparable to the estimated value of the new options. We cannot assure you that we would be successful in negotiating such an agreement.

      The term “expiration date” means 5:00 p.m., New York City time, on November 20, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term “expiration date” refers to the latest time and date at which the offer, as so extended, expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.

      If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

(a)	(1) we increase or decrease the amount of consideration offered for the options; or

(2) we decrease the number of options eligible to be tendered in the offer; and

(b)	the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in section 14.

      For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

      We also expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

      As of October 12, 2001, options to purchase 3,928,083 shares of our Class A common stock were issued and outstanding under the 1996 plan. Of these options, options to purchase 2,581,441 shares of our Class A common stock had an exercise price of $10.50 or more and were held by eligible employees. The shares of Class A common stock issuable as of October 12, 2001 upon exercise of vested and unvested options we are offering to exchange represent approximately 65.7% of the total shares of Class A common stock issuable as of October 12, 2001 upon exercise of all vested and unvested options outstanding under the 1996 plan as of October 12, 2001.

      All options accepted by us pursuant to this offer will be canceled.

2.  Purpose of the Offer.

      We issued the options outstanding under the 1996 plan for the following purposes:

•	to provide our employees an opportunity to acquire or increase a proprietary interest in LCC, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

•	to encourage our employees to continue their service with us.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Class A common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our Class A common stock on the business day before the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives and thereby maximize stockholder value.

      Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

(a)	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)	any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

(e)	any other material change in our corporate structure or business;

(f)	our Class A common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g)	our Class A common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i)	the acquisition by any person of any of our securities or the disposition of any of our securities; or

(j)	any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

      Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange. We have been informed by our executive officers eligible to participate in the offer that they have not determined as of the date of the offer whether they will tender any of their options. Of the options held by these executive officers, options to purchase a total of 173,000 shares of Class A common stock are eligible to be tendered in the offer.

3.  Procedures for Tendering Options.

      Proper Tender of Options. To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia 22102, Attn: Brady Kavulic, before the expiration date.

      The method of delivery of all documents, including letters of transmittal and any other required documents, is at the election and risk of the tendering option holder. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

      Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options tendered by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

      Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.  Withdrawal Rights.

      You may only withdraw your tendered options in accordance with the provisions of this section 4.

      You may withdraw your tendered options at any time before 5:00 p.m., New York City time, on November 20, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight, New York City time, on December 14, 2001, you may withdraw your tendered options at any time after December 14, 2001.

      To validly withdraw tendered options, an option holder must deliver to us at the address set forth on the back cover of this offer to exchange a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn, and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder’s name appears on the option agreement or agreements or grant letter or letters evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

      You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in section 3.

      Neither LCC nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.  Acceptance of Options for Exchange and Issuance of New Options.

      Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Subject to our rights described in section 1, if your options are properly tendered and accepted for exchange on November 20, 2001, the scheduled expiration date of the offer, you will be granted new options on or about May 21, 2002, which is the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If we extend the date by which we must accept and cancel options properly tendered for exchange, you will be granted new options on a subsequent business day which is on or about the first business day that is at least six months and one day following the extended date.

      We will grant an option for one option share for each option for two option shares that we accept for exchange. Therefore, your new options will entitle you to purchase a number of shares of our Class A common stock which is equal to one half of the number of shares subject to the options or portion thereof you tender, subject to adjustments for any stock splits, stock dividends and similar events. If your tendered options entitle you to purchase an odd number of shares, we will round up to the nearest whole number the number of shares subject to your new options. If you do not continue as an employee of LCC or one of our subsidiaries from the date you tender options through and including the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. You will meet the continued employment requirement if you are on an approved leave of absence at any time during this period.

      You may tender options for all of your option shares or for none of your option shares. If you wish to tender options for less than all of your option shares, which we refer to as a “partial tender,” you must tender all of the options you received on a particular grant date. For example, if you received options on three different grant dates, and you wish to tender options received on the first grant date, you must tender all of the options you received on the first grant date.

      If you have received any options since May 15, 2001, you must tender in the offer all those options to the extent that their exercise prices are lower than the lowest exercise price of any other options you have tendered. We are requiring a tender of all such options received during the six months before the offer expiration date because we may incur compensation expense if such options are not tendered.

      Because of accounting rules that could apply to these interim grants as a result of the offer, we do not expect to grant new options, such as annual, bonus or retention options, to tendering option holders until at least six months and one day after the date we cancel the options accepted for exchange. As you are aware, our annual option bonus program is subject to review by our board of directors, and the size and terms of annual option grants may vary from year to year.

      For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6.  Conditions of the Offer.

      Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after October 16, 2001 and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

(a)	there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of LCC or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

(b)	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(1)	make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

(2)	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

(3)	materially impair the contemplated benefits of the offer to us; or

(4)	materially and adversely affect the business, condition (financial or other), income, operations or prospects of LCC or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

(c)	there shall have occurred:

(1)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(2)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(3)	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(4)	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(5)	any significant decrease in the market price of the shares of our Class A common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of LCC or our subsidiaries or on the trading in our Class A common stock;

(6)	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of LCC or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

(7)	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

(8)	any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on October 16, 2001;

(d)	there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

(e)	a tender or exchange offer with respect to some or all of our Class A common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(1)	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Class A common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Class A common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before October 16, 2001;

(2)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before October 16, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Class A common stock; or

(3)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(f)	any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of LCC or our subsidiaries that, in our reasonable judgment, is or may be material to LCC or our subsidiaries.

      The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon all persons.

7.  Price Range of our Class A Common stock.

      Our Class A common stock is quoted on the Nasdaq National Market under the symbol “LCCI.” The following table shows, for the periods indicated, the high and low sales prices per share of our Class A common stock as reported by the Nasdaq National Market.

Quarter Ended	High	Low

December 31, 2001 (through October 12, 2001)......................................................	$5.42	$4.90

September 30, 2001...................................................................................................	6.90	4.00

June 30, 2001.............................................................................................................	7.55	2.69

March 31, 2001..........................................................................................................	14.00	4.94

December 31, 2000...................................................................................................	$16.88	$6.50
September 30, 2000..................................................................................................	29.50	13.13

June 30, 2000............................................................................................................	38.50	12.00

March 31, 2000.........................................................................................................	45.44	14.13

December 31, 1999...................................................................................................	$21.25	$5.50

September 30, 1999..................................................................................................	8.13	4.13

June 30, 1999............................................................................................................	9.38	3.50

March 31, 1999........................................................................................................	6.38	3.75

      As of October 12, 2001, the closing price of our Class A common stock, as reported by the Nasdaq National Market, was $5.19 per share.

      We recommend that you obtain current market quotations for our Class A Common stock before deciding whether to tender your options.

8.  Source and Amount of Consideration; Terms of New Options.

      Consideration. We will issue new options to purchase Class A common stock under the 1996 plan in exchange for outstanding eligible options properly tendered by employees and accepted for exchange by us. We will grant an option for one option share for each option for two option shares that we accept for exchange. Therefore, the number of shares of Class A common stock subject to new options to be granted to each option holder will be equal to one half of the number of shares subject to the options tendered by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. If your tendered options entitle you to purchase an odd number of shares, we will round up to the nearest whole number the number of shares subject to your new options. If we receive and accept tenders of all outstanding eligible options, we will grant new options to purchase a total of approximately 1,291,000 shares of our Class A common stock. The Class A common stock issuable upon exercise of the new options will equal approximately 10.6% of the total shares of our Class A common stock outstanding as of October 12, 2001.

      Terms of New Options. The new options will be issued under the 1996 plan and will be evidenced by a new grant letter. Except for the exercise price and as otherwise specified in the offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange.

      In accordance with existing trust arrangements established in early 2001, new options will be granted to the trustee of the trust for the benefit of employees whose options are tendered and who reside in Belgium or Australia at the time we grant the new options.

      The following description summarizes the material terms of the 1996 plan and the options granted under the plan. Our statements in this offer to exchange concerning the 1996 plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1996 plan, the form of option agreement under the 1996 plan, and your grant letter. Please contact us at LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia 22102, Attn: Brady Kavulic, Stock Plan Administrator (telephone: (703) 873-2691) (e-mail: stock  administration@lcc.com), to receive a copy of the 1996 plan and the form of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

      General. The maximum number of shares of Class A common stock available for issuance pursuant to the exercise of options granted under the 1996 plan currently is 8,825,000. The maximum number of shares subject to options that may be awarded to one person under the 1996 plan is 1,000,000. The 1996 plan permits the granting of options intended to qualify as incentive options under the Internal Revenue Code and the granting of options that do not qualify as incentive options. There are no incentive options outstanding under the 1996 plan.

      Administration. The 1996 plan is administered by the compensation and stock option committee of our board of directors. The members of the committee are appointed by the board. Subject to the terms of the 1996 plan, the committee has the full power and authority to take all actions and make all determinations provided for under the 1996 plan, any option agreement and any option granted.

      Term. The 1996 plan provides that the term of each option will be fixed by the committee and may not exceed ten years from the date of grant. The new options to be granted pursuant to the offer will have a term of ten years from the date of grant.

      Termination. Except as your option agreement otherwise provides, your options will terminate following the termination of your service relationship with us, unless the options are exercised within 30 days following such termination. Options may only be exercised to the extent that they were exercisable immediately before such termination. In the event that the termination of your service relationship is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your service termination to the extent the option was exercisable immediately before such termination. This right to exercise options will extend to the earlier of the expiration of the option term or 180 days after the date of the termination of your service relationship by reason of permanent and total disability or death. Unless your option agreement otherwise provides, your options will terminate upon the termination of your service relationship for “cause,” as defined in the 1996 plan.

      Your option may terminate, together with the 1996 plan and all other outstanding options issued to other plan participants, following the occurrence of certain “change in control” events, as described below.

      Exercise Price. The exercise price of each option issued under the 1996 plan will be fixed by the committee, but may not be less than the greater of the par value or 100% of the fair market value of a share of our Class A common stock on the date of grant. The exercise price of the new options granted pursuant to the offer will be equal to the closing price of our Class A common stock on the Nasdaq National Market on the business day immediately preceding the date of grant.

      Vesting and Exercise. The new options that will be granted pursuant to the offer will vest on the same schedule as your options accepted for exchange. Assuming the date we cancel the options accepted for exchange is November 20, 2001, which is the scheduled expiration date of the offer, and you are granted new options on May 21, 2002, your right to exercise the new options will vest as follows:

•	any new options that you receive in exchange for options that were vested on November 20, 2001 will be vested;

•	any new options that you receive in exchange for options that were not vested on November 20, 2001, but that would have been vested on May 21, 2002, will be vested; and

•	any new options that you receive in exchange for options that would not have been vested on May 21, 2002 will vest on the same schedule that would have applied if the canceled options had remained in effect.

      Payment of Exercise Price. You may exercise your options, in whole or in part, by delivery of a written notice to us on any business day at our principal office addressed to the attention of the committee, which specifies the number of shares for which the option is being exercised and which is accompanied by payment in full of the applicable exercise price. The permissible methods of payment of the option exercise price generally are the following:

•	delivery of cash or a certified check payable to us;

•	tender to us of shares of our common stock having a fair market value on the date of exercise equal to the aggregate exercise price; or

•	a combination of the above methods.

      In addition, you may make payment of the exercise price by having the certificates for the shares for which your option is being exercised delivered to a licensed broker acceptable to us. At the time that the certificates are delivered, we will require that the broker deliver to us cash, or cash equivalents acceptable to us, equal to the sum of the exercise price for the shares purchased pursuant to the exercise of your option and any federal and other taxes which in our judgment we may be required to withhold with respect to the exercise of your option.

      Change in Control. The 1996 plan and all outstanding options will terminate upon any of the following events if no provision is made to continue the 1996 plan or assume or replace outstanding options with new options of the successor corporation:

•	our dissolution or liquidation;

•	a merger, consolidation or reorganization with one or more other entities in which we are not the surviving entity;

•	a sale of all or substantially all of our assets to another entity; or

•	any transaction approved by our board that results in any person or entity (other than affiliates or persons who were holders of our stock at the time the 1996 plan was approved) owning 80% or more of the combined voting power of all classes of our capital stock.

      In addition, unless your option agreement or grant letter provides otherwise, your options will vest in full upon our dissolution or liquidation, a sale of all or substantially all of our assets to another entity, a merger, consolidation or reorganization with one or more entities in which we are not the surviving entity, or a merger, acquisition or other transaction in which we are the surviving entity that results in any person or entity owning 51% or more of the combined voting power of all classes of our capital stock, unless this change in voting control is a result of either the conversion of our Class B common stock to Class A common stock or any distribution by RF Investors, L.L.C. to any of its owners, investors or their respective affiliates, or unless the person or entity owning 51% or more of the combined voting power of our capital stock is an affiliate or a holder of 5% or more of our stock at the time the transaction is approved.

      Your grant letter may require that you remain employed by us or by our successor for a period of time following one of the events described above before your option will vest in full. If you received options as part of our annual grant on January 30, 2001, your grant letter requires that you remain employed by us for 360 days following our change in control before your option will vest, provided your option is assumed or substituted by our acquiror or successor. If your options are not assumed or substituted by our acquiror or successor following our change in control, your grant letter provides that you are entitled to the difference between the per share consideration paid by our acquiror for our Class A common stock and the exercise price of your outstanding options. This amount will be paid in the form received by our stockholders (either cash or stock) 360 days from the date of the change in control, but you will forfeit this amount in the event that your employment with the acquiror or successor company terminates before the lapse of the 360-day period for a reason other than an involuntary termination not for cause.

      If you received options as part of our annual grant on February 1, 2000, your grant letter requires that you remain employed by us for 180 days following our change in control before your option will vest in full, provided your option is assumed or substituted by our acquiror or successor. If your options are not assumed or substituted by our acquiror or successor following our change in control, your grant letter provides that you are entitled to the difference between the per share consideration paid by our acquiror for our Class A common stock and the exercise price of your outstanding options. This amount will be paid in the form received by our stockholders (either cash or stock) 180 days from the date of the change in control, but you will forfeit this amount in the event that your employment with the acquiror or successor company terminates before the lapse of the 180-day period for a reason other than an involuntary termination not for cause.

      Transferability of Options. Options issued under the 1996 plan may not be transferred except by will or the laws of descent and distribution.

      Registration of Option Shares. All shares of Class A common stock issuable upon exercise of options under the 1996 plan, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

      U.S. Federal Income Tax Consequences of Non-Incentive Stock Options. Under current law, an option holder will not realize taxable income upon the grant of a non-incentive stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

      If you tender shares in payment of part or all of the exercise price of a non-incentive stock option, no gain or loss will be recognized with respect to the shares tendered, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

      Foreign Income Tax Consequences of Non-Incentive Stock Options. If you are subject to tax in a jurisdiction other than the United States, the foreign tax consequences of non-incentive stock options may vary depending upon, among other things, the jurisdiction in which you are subject to tax and your particular circumstances. You are responsible for reporting and paying any taxes on your options based upon your country of residence, work location or assignment location. You are urged to consult your own tax advisor to determine the particular foreign tax consequences of non-incentive stock options.

9.  Information Concerning LCC.

      LCC is one of the world’s largest independent providers of wireless network services. LCC provides services relating to the planning, design deployment, ongoing management and operations of wireless networks to an increasingly broad range of companies that include wireless carriers, satellite service providers, telecommunication equipment vendors, tower companies and Internet content providers. Since its inception in 1983, LCC has delivered wireless network solutions to more than 200 customers in over 50 countries. Customers in the United States include such wireless carriers as AT&T Wireless Services, Inc., Nextel Communications, Inc., Sprint Corporation, UbiquiTel Inc. and Verizon Communications Inc. Internationally based customers accounted for approximately 29% of LCC’s revenues for the year ended December 31, 2000 and include large international wireless carriers, such as Ben Netherlands B.V., BT Cellnet Ltd., Misrfone S.A.E., Hutchison Telecom (Telecommunication Operations of Hutchison Whampoa Limited), Omnitel Pronto Italia S.p.A. and Telfort B.V. LCC also provides services globally to large telecommunication equipment vendors such as Ericsson Radio System, Inc., Lucent Technologies Inc. and Nokia Corporation. In addition, LCC currently is implementing an end-to-end solution for XM Satellite Radio Inc., a satellite service provider, as well as providing high-level technical consulting services for companies such as AOL Time Warner Inc. to facilitate their development of mobile commerce (or m-commerce) solutions.

      As part of its business strategy, LCC uses initial opportunities to provide high-level technical consulting services to secure later-stage system design and deployment contracts. Long-term engagements to provide design and deployment services also enable LCC to secure ongoing management and operations projects. These projects position LCC to capitalize on additional opportunities as new technologies continue to be developed and wireless network operators must either upgrade their existing networks or deploy new networks utilizing the latest available technologies.

      LCC is incorporated in Delaware. Our principal executive offices are located at 7925 Jones Branch Drive, McLean, Virginia 22102, and our telephone number at that address is (703) 873-2000.

      Financial Information. The following table sets forth selected consolidated operating and balance sheet data for LCC. The selected historical statement of operations data for the years ended December 31, 1999 and 2000 and the selected historical balance sheet data as of December 31, 2000 have been derived from the audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2000. The selected historical statement of operations data for the six months ended June 30, 2000 and June 30, 2001 and the selected historical balance sheet data as of June 30, 2001, which are included in our quarterly report on Form 10-Q for the quarter ended June 30, 2001, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our consolidated financial statements and related notes. We have presented the following data in thousands, except per share amounts.

	Year Ended		Six Months Ended
	December 31,		June 30,

	1999	2000	2000	2001

			(unaudited)
Statement of Operations Data:

Revenues:

Service.................................................................................................................	$73,289	$149,385	$63,447	$72,187

Tower ownership and management.....................................................................	2,504	1,008	983	—

Total revenues.....................................................................................................	75,793	150,393	64,430	72,187

Cost of revenues:

Service................................................................................................................	53,080	109,952	46,440	57,401

Tower ownership and management....................................................................	1,176	333	323	—

Total cost of revenues...........................................................................................................	54,256	110,285	46,763	57,401

Gross profit.........................................................................................................	21,537	40,108	17,667	14,786

Operating (income) expense:

Sales and marketing............................................................................................	5,464	7,833	4,147	3,618

General and administrative.................................................................................	18,128	19,673	8,853	6,636

Restructuring charge...........................................................................................	—	(108)	—	—

Non-cash compensation......................................................................................	(12)	—	—	—

Gain on sale of tower portfolio and administration, net.....................................	—	(26,437)	(25,306)	(2,323)

Depreciation and amortization............................................................................	3,628	2,899	1,593	1,465

Total operating expenses....................................................................................	27,208	3,860	(10,713)	9,396

Operating income (loss).....................................................................................	(5,671)	36,248	28,380	5,390

Other income (expense):

Interest, net.........................................................................................................	(1,827)	1,688	563	1,086

Other...................................................................................................................	(1,391)	(787)	(563)	(188)

Total other income (expense).............................................................................	(3,218)	901	—	898

Income (loss) from continuing operations before income taxes........................	(8,889)	37,149	28,380	6,288

Provision (benefit) for income taxes..................................................................	(2,677)	16,531	11,920	2,515

Income (loss) from continuing operations.........................................................	(6,212)	20,618	16,460	3,773

Gain on disposal of discontinued operations net of tax provision.....................	803	—	—	—

Net income (loss)...............................................................................................	$(5,409)	$20,618	$16,460	$3,773
	====	=====	=====	=====
Income (loss) per share:

Continuing operations:

Basic..................................................................................................................	$(0.36)	$1.01	$0.81	$0.18
	====	=====	=====	=====
Diluted...............................................................................................................	$(0.36)	$0.93	$0.72	$0.18
	====	=====	=====	=====
Discontinued operations:

Basic..................................................................................................................	$(0.05)	$—	$—	$—
	====	=====	=====	=====
Diluted...............................................................................................................	$(0.05)	$—	$—	$—
	====	=====	=====	=====
Net income (loss) per share:

Basic...................................................................................................................	$(0.31)	$1.01	$0.81	$0.18
	====	=====	=====	=====
Diluted...............................................................................................................	$(0.31)	$0.93	$0.72	$0.18
	====	=====	=====	=====
Balance Sheet Data (at period end):

Working capital.................................................................................................		$59,460		$59,722

Intangibles, net..................................................................................................		57		8

Total assets........................................................................................................		110,045		102,500

Long term liabilities..........................................................................................		5,944		2,183

Equity................................................................................................................		68,416		72,272

      In March 1999, our board of directors adopted a plan to dispose of the operations constituting our hardware and software segments, which were sold to Ericsson Radio Systems, Inc. in October 1999. Our prior-year balances have been restated to reflect these segments as discontinued operations.

      See “Additional Information” beginning on page 24 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements and unaudited financial data we have summarized above.

10.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

      As of October 12, 2001, our executive officers as a group beneficially owned options outstanding under the 1996 plan to purchase a total of 562,693 shares of our Class A common stock, which represented approximately 21.8% of the shares subject to all options outstanding under the 1996 plan as of that date. All of the options held by our executive officers, other than our Chairperson and Chief Executive Officer, C. Thomas Faulders, III, are eligible to be tendered in the offer. Of the options held by our executive officers eligible to participate in the offer, options to purchase a total of 173,000 shares of Class A common stock are eligible to be tendered in the offer. We have been informed by our eligible executive officers that they have not determined as of the date of this offer whether they will tender any of their options. Our non-employee directors who hold options issued under the 1996 plan are not eligible to participate in the offer. Our only employee director is Mr. Faulders.

      Except for purchases of our Class A common stock in the ordinary course under the 1996 plan and our 1996 Employee Stock Purchase Plan, and except for grants of stock options made in the ordinary course under our stock option plans to employees who are not executive officers, there have been no transactions involving either options to purchase our Class A common stock under the 1996 plan or in our Class A common stock which were effected during the past 60 days by us or, to our knowledge, by any of our executive officers, directors, affiliates or subsidiaries.

11.	Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

      Options we acquire pursuant to the offer will be canceled and the shares of Class A common stock subject to those options will be returned to the pool of shares available for grants of new options under the 1996 plan and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our Class A common stock is then quoted or listed.

      We believe that LCC will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

•	we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

•	the exercise price of all new options will equal the closing price of the Class A common stock on the Nasdaq National Market on the business day immediately preceding the date on which we grant the new options.

      We do not intend to grant any options to tendering option holders before the scheduled new option grant date. However, if we grant any options before that date to any tendering option holder, we may incur compensation expense if those options have an exercise price which is lower than the exercise price of any options tendered in the offer. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder’s tendered option shares. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to LCC’s earnings over the vesting period of the newly granted options. We would adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the shares subject to the newly granted options.

12.	Legal Matters; Regulatory Approvals.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in section 6.

13.	Material Federal Income Tax Consequences.

      U.S. Federal Income Tax Consequences. The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

      The option holders who exchange outstanding options for new options will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

      At the date of grant of the new options, the option holders will not be required to recognize additional income for U.S. federal income tax purposes. The grant of options is not recognized as taxable income.

      Foreign Income Tax Consequences. If you are subject to tax in a jurisdiction other than the United States, you may be taxed on either the exchange of your options for new options or the grant of new options. The foreign tax consequences of this exchange offer may vary depending upon, among other things, the jurisdiction in which you are subject to tax and your particular circumstances. You are responsible for reporting and paying any taxes on your options based upon your country of residence, work location or assignment location. You are urged to consult your own tax advisor to determine the particular foreign tax consequences of participating in the offer.

14.	Extension of Offer; Termination; Amendment.

      We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

      We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

      Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

      If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

(a)	(1) we increase or decrease the amount of consideration offered for the options; or

(2) we decrease the number of options eligible to be tendered in the offer; and

(b)	the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section 14.

15.	Fees and Expenses.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.	Additional Information.

      We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

1.	our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on April 20, 2001;

2.	our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2001, filed with the SEC on August 14, 2001; and

3.	the description of our Class A common stock included in our registration statement on Form 8-A, filed with the SEC on August 16, 1996.

      The SEC file number for these filings is 0-21213. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

      You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

      Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

      Our Class A common stock is quoted on the Nasdaq National Market under the symbol “LCCI,” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations

1735 K Street, N.W.
Washington, D.C. 20006

      We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

LCC International, Inc. 7925 Jones Branch Drive McLean, Virginia 22102 Attn: Brady Kavulic, Stock Plan Administrator

or by telephoning us at (703) 873-2691 between the hours of 9:00 a.m. and 5:00 p.m., McLean, Virginia local time.

      As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

      The information contained in this offer to exchange about LCC should be read together with the information contained in the documents to which we have referred you.

17.	Miscellaneous.

      This offer to exchange and the SEC reports we refer to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. When used in this offer to exchange and such SEC reports, the words “anticipate,” “believe,” “estimate,” expect,” “intend” and “plan” as they relate to LCC or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. Sections 27A(b)(2)(C) of the Securities Act and 21E(b)(2)(C) of the Securities Exchange Act expressly state that the safe harbor for forward-looking statements does not apply to statements made in connection with a tender offer such as this offer to exchange. The documents filed by LCC with the SEC, including our annual report on Form 10-K filed on April 2, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

      We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

LCC International, Inc.	October 16, 2001

SCHEDULE A

INFORMATION CONCERNING

THE DIRECTORS AND EXECUTIVE OFFICERS
OF LCC INTERNATIONAL, INC.

      The directors and executive officers of LCC International, Inc. and their positions and offices as of October 15, 2001 are set forth in the following table:

Name	Position and Offices Held

C. Thomas Faulders, III	Chairperson of the Board of Directors and Chief Executive Officer
Mark D. Ein	Director
Steven J. Gilbert	Director
Susan Mayer	Director
Susan Ness	Director
Neera Singh	Director
Dr. Rajendra Singh	Director

Carlo Baravalle	Senior Vice President, Europe, Middle East, Africa and Asia Pacific
Michael S. McNelly	Senior Vice President, The Americas
David N. Walker	Senior Vice President, Chief Financial Officer and Treasurer
Peter A. Deliso	Vice President, Corporate Affairs and Business Development, General Counsel and Secretary
Tricia L. Drennan	Vice President, Corporate Communications and Investor Relations, and Assistant Secretary
Terri Feely	Vice President, Human Resources

      The address of each director and executive officer is: c/o LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia 22102.

A-1

OFFER TO EXCHANGE

OUTSTANDING OPTIONS HELD BY ELIGIBLE EMPLOYEES UNDER

THE AMENDED AND RESTATED LCC INTERNATIONAL, INC.

1996 EMPLOYEE STOCK OPTION PLAN

WITH AN EXERCISE PRICE OF $10.50 OR MORE

OF

LCC INTERNATIONAL, INC.

      Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Brady Kavulic, Stock Plan Administrator, LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia 22102 (telephone: (703) 873-2691) (facsimile: (703) 873-2692) (e-mail: stock  administration@lcc.com).

October 16, 2001